Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Spark Therapeutics, Inc.:
We consent to the use of our report dated March 14, 2016, with respect to the balance sheets of Spark Therapeutics, Inc. (formerly Spark Therapeutics, LLC) as of December 31, 2014 and 2015, and the related statements of operations, members’/stockholders’ equity and cash flows for the period from March 13, 2013 (inception) through December 31, 2013 and the years ended December 31, 2014 and 2015, incorporated herein by reference.
/s/ KPMG LLP
Philadelphia, Pennsylvania
January 17, 2017